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                                                                     Exhibit 8.2

                           Simpson Thacher & Bartlett

                              425 Lexington Avenue
                           New York, N.Y. 10017-3954
                                 (212) 455-2000
                                      ____

                            Facsimile (212) 455-2502
Direct Dial Number                                                E-Mail Address




                                        July 7, 1999

TCA Cable TV, Inc.
3015 S.S.E. Loop 323
Tyler, Texas 75701


     Re: Merger of TCA Cable TV, Inc. with and into Cox Classic Cable, Inc., a wholly-owned subsidiary of Cox Communications, Inc.


Ladies and Gentlemen:

          You have requested our opinion, as special counsel to TCA Cable TV, Inc., a Texas corporation ("Company"), as to the material United States federal income tax consequences of the merger (the "Merger") of Company with and into Cox Classic Cable, Inc., a Delaware corporation ("Merger Sub") and a wholly-owned subsidiary of Cox Communications, Inc. ("Parent"), with Merger Sub surviving as a wholly-owned subsidiary of Parent, pursuant to the terms and provisions of the Agreement and Plan of Merger, dated as of May 11, 1999, among Parent, Merger Sub and Company (the "Merger Agreement"). Unless otherwise defined herein, all capitalized terms used herein shall have the meanings provided for them in the Merger Agreement.

          In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the



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Simpson Thacher & Bartlett

TCA Cable TV, Inc.                        -2-                       July 7, 1999


Registration Statement, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, as to certain facts material to our opinion, we have relied upon the accuracy and completeness as of the Effective Time, of such facts, information, covenants and representations referred to above.

         We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. In rendering our opinion, we have also assumed that the Merger and the transactions related to the Merger or contemplated by the Merger Agreement will be consummated (i) as a merger of Company with and into Merger Sub, and not as a Reverse Merger; (ii) in accordance with the Merger Agreement and that none of the terms and conditions contained therein has been or will be waived or modified in any respect; and (iii) as described in the Registration Statement. Additionally, we have assumed that, in the aggregate, the value of Parent Class A Common Stock to be received by the Company shareholders in the Merger will, as of the Effective Time, represent at least 45% of the value of the total consideration to be received by Company shareholders. A change in the facts set forth or assumed herein could affect our conclusions.

         In rendering our opinion, we have considered the applicable provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder (the "Regulations"), pertinent judicial authorities, rulings of the United States Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such Code, Regulations, judicial decisions, administrative
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Simpson Thacher & Bartlett
TCA Cable TV, Inc.                    -3-                      July 7, 1999



United States Internal Revenue Service and such other authorities as we have considered relevant. It should be noted that such Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based could affect our conclusions.


                                    Opinion
                                    -------


     Based solely upon and subject to the foregoing, we are of the opinion that the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code.

     This opinion is given as of the date hereof. We assume no obligation to update or supplement this opinion. Except as set forth above, we express no other opinion. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the captions "Material United States Federal Income Tax Consequences" and "Legal Matters" in the Registration Statement.



                                                  Very truly yours,



                                                  /s/ Simpson Thacher & Bartlett
                                                  ------------------------------
                                                  SIMPSON THACHER & BARTLETT